Exhibit 5.1

[PPL CORPORATION LETTERHEAD APPEARS HERE]

June 26, 2007

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

I am Associate General Counsel of PPL Services Corporation, a wholly-owned subsidiary of PPL Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and, as such, am familiar with the affairs of the Company.

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration by the Company of 200,000 shares of its Common Stock (the “Shares”), par value $0.01 per share, which have been or may be distributed to participants in the Company’s Directors Deferred Compensation Plan (the “Plan”), I wish to advise you as follows:

I am of the opinion that the Company is a corporation validly organized and existing under the laws of the Commonwealth of Pennsylvania and is duly qualified to carry on the business which it is now conducting in that Commonwealth.

I am further of the opinion that when the Shares have been distributed to participants in accordance with the provisions of the Plan, such shares will be legally issued, fully paid and nonassessable. For purposes of the foregoing opinion, I have assumed that the Shares issued by the Company after the date hereof that are later purchased by the Company for distribution to participants in the Plan will, when originally issued by the Company, be legally issued.

I hereby consent to the use of this opinion as an exhibit to said Registration Statement. I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett LLP, filed as Exhibit 5.2 to said Registration Statement.

Very truly yours,

/s/ Michael A. McGrail
Michael A. McGrail